UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

tronc, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

435 North Michigan Avenue
001-36230	Chicago, Illinois 60611	38-3919441
(Commission File Number)	(Address of Principal Executive Offices)	(IRS Employer Identification No.)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered:	Name of Each Exchange on Which Each Class is to be Registered:
Preferred Stock Purchase Rights	Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities to be registered pursuant to Section 12(g) of the Act: None

Securities Act registration statement file number to which this form relates: Not applicable

EXPLANATORY NOTE

This Form 8-A/A is filed by tronc, Inc. (the “Company”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on May 9, 2016.

Item 1.           Description of the Registrant’s Securities to Be Registered.

On December 23, 2016, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of May 9, 2016, by and between the Company and Computershare Trust Company, N.A., as rights agent. The Amendment accelerates the expiration of the Company’s preferred share purchase rights (the “Rights”) from 5:00 p.m., New York time, on May 8, 2017 to noon, New York time, on December 23, 2016, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

In connection with the adoption of the Rights Agreement, on May 9, 2016, the Company filed a Certificate of Designation of Series A Preferred Stock with the Secretary of State of the State of Delaware setting forth the rights, powers and preferences of the Series A Preferred Stock issuable upon exercise of the Rights (the “Preferred Shares”). Promptly following the expiration of the Rights and the termination of the Rights Agreement, the Company will file a Certificate of Elimination (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware eliminating the Preferred Shares and returning them to authorized but undesignated shares of the Company’s preferred stock.

The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is attached as Exhibit 3.1 and incorporated herein by reference.

Item 2.           Exhibits.

3.1

Certificate of Elimination of Series A Preferred Stock of tronc, Inc. dated December 23, 2016 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by tronc, Inc. on December 23, 2016).

4.1

Rights Agreement, dated as of May 9, 2016, by and between tronc, Inc. (f/k/a Tribune Publishing Company) and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by tronc, Inc. on May 9, 2016).

4.2

Amendment No. 1 to Rights Agreement, dated as of December 23, 2016, by and between tronc, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by tronc, Inc. on December 23, 2016).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereto duly authorized.

TRONC, INC.

Date:	December 23, 2016	By:	/s/ Julie K. Xanders
		Name:	Julie K. Xanders
		Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

3.1

Certificate of Elimination of Series A Preferred Stock of tronc, Inc. dated December 23, 2016 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by tronc, Inc. on December 23, 2016).

4.1

Rights Agreement, dated as of May 9, 2016, by and between tronc, Inc. (f/k/a Tribune Publishing Company) and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by tronc, Inc. on May 9, 2016).

4.2

Amendment No. 1 to Rights Agreement, dated as of December 23, 2016, by and between tronc, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by tronc, Inc. on December 23, 2016).